Exhibit (a)(1)
                          ARTICLES SUPPLEMENTARY
                                   TO
                          ARTICLES OF INCORPORATION
                                   OF
                        FIRST PACIFIC MUTUAL FUND, INC.


		First Pacific Mutual Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

		FIRST: The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

		SECOND: The total number of shares of Common Stock that the Corporation currently has authority to issue is one hundred million (100,000,000), with a par value of one cent ($.01) per share, and an aggregate par value of one million dollars ($1,000,000), sixty million (60,000,000), par value six hundred thousand dollars ($600,000), of which shares are allocated and classified as follows:

										Total Number of
Name of Series								Shares Allocated

Hawaii Municipal Fund								20,000,000
Hawaii Intermediate Fund							20,000,000
First Idaho Tax-Free Fund							20,000,000

with forty million shares (40,000,000) being unclassified.

		THIRD:  The Board of Directors of the Corporation, at a meeting duly convened and held on July 23, 2002, adopted resolutions:

		(i) reclassifying Twenty Million (20,000,000) authorized and unissued shares of Common Stock, par value two hundred thousand dollars ($200,000), of the Corporation's First Idaho Tax-Free Fund as unclassified shares;

		(ii) reclassifying and designating Twenty Million (20,000,000) shares of Common Stock, par value two hundred thousand dollars ($200,000), of the Corporation's Hawaii Municipal Fund as the Hawaii Municipal Fund - Investor Class shares of Common Stock;

		(iii) reclassifying and designating Twenty Million (20,000,000) shares of Common Stock, par value two hundred thousand dollars ($200,000), of the Corporation's Hawaii Intermediate Fund as the Hawaii Intermediate Fund - Investor Class shares of Common Stock;

		(iv) classifying Twenty Million (20,000,000) shares of Common Stock, par value two hundred thousand dollars ($200,000), of the Corporation's previously authorized, unissued and unclassified Common Stock as the Hawaii Municipal Fund - Institutional Class shares of Common Stock; and

		(v)  classifying Twenty Million (20,000,000) shares of Common Stock, par value two hundred thousand dollars ($200,000), of the Corporation's previously authorized, unissued and unclassified Common Stock as the Hawaii
Intermediate Fund - Institutional Class shares of Common Stock;

such that the authorized Common Stock of the Corporation is herein increased and eighty million (80,000,000) shares, par value eight hundred thousand dollars ($800,000), of the authorized Common Stock of the Corporation is allocated and classified as follows:

Name of Class									Shares
											Allocated

Hawaii Municipal Fund - Investor Class					20,000,000
Hawaii Municipal Fund - Institutional Class				20,000,000
Hawaii Intermediate Fund - Investor Class					20,000,000
Hawaii Intermediate Fund - Institutional Class				20,000,000

with twenty million shares (20,000,000) being unclassified shares of Common
Stock.

		FOURTH: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

		The shares of Hawaii Municipal Fund - Investor Class and shares of the Hawaii Municipal Fund - Institutional Class shall be invested in a common investment portfolio.

		The shares of Hawaii Intermediate Fund - Investor Class and shares of the Hawaii Intermediate Fund - Institutional Class shall be invested in a common investment portfolio.

		A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of Common Stock of the Corporation (each hereinafter referred to as a "Class") and each common investment portfolio of the Corporation (each hereinafter referred to as a "Series") is set forth in the Corporation's Charter with respect to its shares generally and to the following:

		(i)  Except for the differences set forth below or elsewhere in the
Articles of Incorporation of the Corporation, as amended and supplemented, or required by law, each Class invested in a common Series shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as each other Class invested in such Series.

		(ii) The investment income and losses, capital gains and losses, and expenses and liabilities of each Series shall be allocated among the Classes invested in such Series in such manner as may be determined by the Board of Directors in accordance with law and the Corporation's multiple class plan (the "Plan"), adopted in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may then be in effect.

		(iii) The liabilities and expenses attributable to the respective Classes invested in a common Series shall be determined separately from those of each other and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation or of the Series to holders of shares invested in the Series may vary between the Classes.

		(iv)  Except as may otherwise be provided in the Plan or by law, the holders of shares of each Class invested in a common Series shall have, respectively, exclusive voting rights with respect to any matter submitted to a vote of stockholders that only affects the holders of the respective Class, and no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that Class.

		FIFTH: The shares of the Corporation have been classified and reclassified by the Board of Directors as set forth herein pursuant to authority contained in the Corporation's Articles of Incorporation, as amended and supplemented.



		IN WITNESS WHEREOF, First Pacific Mutual Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the 8th day of August, 2002.


WITNESS:						FIRST PACIFIC MUTUAL FUND, INC.



___/s/ Jean M. Chun_________			___/s/ Terrence K. H. Lee_________
Name:  Jean M. Chun				Name:  Terrence K.H. Lee

Title: Secretary					Title:  President


CERTIFICATE


		THE UNDERSIGNED, President of First Pacific Mutual Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation, as amended and supplemented, of which this certificate is made a part, hereby acknowledges that the foregoing Articles Supplementary are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



							___/s/ Terrence K.H. Lee_________
								Name:  Terrence K.H. Lee
								Title:  President